UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number  333-86786


                    Residential Asset Mortgage Products, Inc.

             (Exact name of registrant as specified in its charter)


8400 Normandale Lake Blvd., Suite 250,Minneapolis, Minnesota 55437,(952)857-7000

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                   See Annex A
            (Title of each class of securities covered by this Form)


                                  See Annex B
      (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |_|         Rule 12h-3(b)(1)(i)   |X|
              Rule 12g-4(a)(1)(ii)  |_|         Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|         Rule 12h-3(b)(2)(ii)  |_|
                                                Rule l5d-6            |_|

     Approximate number of holders of record as of the certification or notice date: Fewer than 300; see Annex A

   Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Asset Mortgage Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  May 7, 2004                            By:    /s/ Lisa Lundsten
                                              Name:  Lisa Lundsten
                                              Title: Vice President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.



SEC                   2069  (09-03)  PERSONS  WHO RESPOND TO THE  COLLECTION  OF
                      INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



                                           Annex A

   ----------------------------------------------------------- ---------------------------------
   Title of each class of securities  covered by this Form 15           Approximate number
  (each  outstanding  class of each  series  identified  below)        of holders of record
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RZ1                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RZ2                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RS1                        7
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RS2                        7
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RS3                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2000-RS4                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RS1                        8
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RS2                        16
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RS3                        10
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RZ1                        10
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RZ2                        10
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RZ3                        13
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RZ4                        10
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-SL1                        27
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS1                        16
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS2                        17
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS3                        21
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS4                        12
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS5                        12
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS6                        14
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RS7                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RZ1                        11
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RZ2                        12
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RZ3                        13
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RZ4                        6
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS1                        17
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS2                        12
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RZ1                        14
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RZ2                        9
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS3                        11
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS4                        13
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RZ3                        15
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS5                        14
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS6                        14
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS7                        20
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RZ4                        13
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS8                        25
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS9                        24
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS10                       23
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-SL1                        16
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RS11                       23
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RZ5                        15
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RM1                        12
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2001-RM2                        22
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2002-RM1                        35
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RM1                        23
   ----------------------------------------------------------- ---------------------------------
   ----------------------------------------------------------- ---------------------------------
   Mortgage Pass-Through Certificates, Series 2003-RM2                        38
   ----------------------------------------------------------- ---------------------------------






                                           Annex B


Title of each class of securities for which a duty to file reports remains (each registered and outstanding class of each series identified below)

Mortgage   Pass-Through   Certificates,   Series   2004-RS1
Mortgage   Pass-Through   Certificates,   Series   2004-RS2
Mortgage   Pass-Through   Certificates,   Series   2004-RZ1
Mortgage   Pass-Through   Certificates,   Series   2004-RS3
Mortgage   Pass-Through   Certificates,   Series   2004-SL1
Mortgage   Pass-Through   Certificates,   Series   2004-RS4